Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of Brek Energy Corporation (formerly First Ecom.com, Inc.) on Form S-8 of our report dated February 28, 2000 relating to the consolidated statements of operations, stockholders; equity, and cash flows for the year ended December 31, 1999 and the period from September 16, 1998 to December 31, 1998, which report appears in the December 31, 2001, Annual Report on Form 10-K of Brek Energy Corporation for the year ended December 31, 2001.


KPMG
Hong Kong
July 5, 2002